Exhibit 21
                        SUBSIDIARIES OF LINCOLN BANCORP

Subsidiaries of Lincoln Bancorp:

                     Name                         Jurisdiction of Incorporation
         ------------------------------------     -----------------------------
         Lincoln Federal Savings Bank                        Federal
                LF Service Corp.                             Indiana
         Citizens Loan and Service Corporation               Indiana